THE MERGER FUND

Amendment No. 1
to
Second Amended and Restated Declaration of Trust

WHEREAS, the undersigned constitute a majority of the Trustees of The Merger Fund (the “Trust”), a Massachusetts business trust created and existing under a Declaration of Trust dated April 12, 1982, as amended and restated on August 22, 1989 and July 30, 2013, a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts (as amended, the “Declaration of Trust”);

WHEREAS, Article VIII, Section 8.3 of the Declaration of Trust provides, among other things, that, Trustees of the Trust shall have the power to amend the Declaration of Trust without the vote or consent of Shareholders if the changes do not materially adversely affect the rights of Shareholders;

NOW THEREFORE, the undersigned do hereby amend Article IV, Section 4.3 of the Declaration of Trust by amending and restating such Article IV, Section 4.3 in its entirety as follows:

Section 4.3 Mandatory Indemnification.

(a)    To the fullest extent permitted by applicable law, the Trust shall indemnify each of its Trustees and officers, including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (each such Trustee, officer or person hereinafter referred to as a “Covered Person”), against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal before any court or administrative, arbitrative, legislative, or other body, in which such Covered Person may be, is, or may have been involved as a party or otherwise or with which such Covered Person may be, is, or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding  (a) not to have acted in good faith, (b) not to have acted in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or at least was not opposed to the best interests of the Trust, (c) in the case of a criminal proceeding, to have had reasonable cause to believe his or her action was unlawful or (d) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s office (each of such exceptions being referred to hereinafter as “Disabling Conduct”).  Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section 4.3, provided, that (i) such Covered Person shall have provided security for his or her undertaking, (ii) the Trust shall be insured against losses arising from any such advance payments, or (iii) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification under this Section 4.3.

(b)    As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication in a decision on the merits by a court, or by any other body before which the action, suit, or proceeding was brought, that such Covered Person engaged in Disabling Conduct, indemnification shall be provided if (A) approved as in the best interest of the Trust, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that such Covered Person is not liable to the Trust or its Shareholders by reason of Disabling Conduct or (B) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that such indemnification would not protect such Covered Person against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of Disabling Conduct.  Any approval pursuant to this paragraph (b) of this Section 4.3 shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this paragraph (b) of this Section 4.3 as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction to have been liable to the Trust or its Shareholders by reason of Disabling Conduct.

(c)    For purposes of the determination or opinion referred to in clause (iii) of paragraph (a) of this Section 4.3 or clauses (A) or (B) of paragraph (b) of this Section 4.3, the majority of the disinterested Trustees of the Trust acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person a rebuttable presumption that the Covered Person did not engage in Disabling Conduct.

(d)    The rights of indemnification and advancement hereby provided shall not be exclusive of or affect any other rights to which such Covered Person may be entitled.  As used in this Section 4.3, the term “Covered Person” shall include such person’s heirs, executors and administrators, and a “disinterested Trustee” is a Trustee who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the 1940 Act (or who has been exempted from being an “interested person” by any rule, regulation or order of the Commission) and against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending.  Nothing contained in this Section 4.3 shall affect any rights to indemnification to which personnel of the Trust, other than Trustees or officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

*    *    *

The foregoing amendment shall become effective as of the below date.

IN WITNESS WHEREOF, the undersigned have signed this instrument on this 21st day of November, 2016.

/s/ Roy D. Behren
Roy D. Behren, Trustee

/s/ Michael T. Shannon
Michael T. Shannon, Trustee

/s/ Barry Hamerling
Barry Hamerling, Trustee

/s/ Richard V. Silver
Richard V. Silver, Trustee

/s/ Christianna Wood
Christianna Wood, Trustee